ACTIVE/102457217.2 Exhibit 4.1 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 Description of Capital Stock The following description of the capital stock of BioDelivery Sciences International, Inc. (the “Company”, “we”, “us” and “our”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (“Certificate of Incorporation”), as amended, and our Amended and Restated Bylaws (“Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and by applicable law. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information. Authorized Capital Stock Our authorized capital stock consists of 235,000,000 shares of common stock, par value $0.001 per share (the “common stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “preferred stock”), of which 2,709,300 shares are designated as Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share, and 5,000 shares are designated as Series B Preferred Stock. Common Stock We may issue shares of our common stock from time to time. The holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to the rights of holders of any future series of undesignated preferred stock which may be designated, each share of the outstanding common stock is entitled to participate ratably in any distribution of net assets made to the stockholders in the event of our liquidation, dissolution or winding up and is entitled to participate equally in dividends if and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to shares of common stock. All shares of common stock have equal rights and preferences. Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “BDSI.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Preferred Stock Our board of directors will have the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Series A Non-Voting Convertible Preferred Stock

ACTIVE/102457217.2 In connection with our registered financing which closed on December 3, 2012, our board of directors designated 2,709,300 of the 5,000,000 authorized shares of preferred stock as our Series A Non-Voting Convertible Preferred Stock, par value $.001 per share. Rank The Series A Preferred Stock rank: • senior to our common stock; • senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series A Preferred Stock; and • junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock, in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily. Conversion Each share of Series A Preferred Stock is convertible into one share of our common stock (subject to adjustment as provided in the certificate of designation for the Series A Preferred Stock) at any time at the option of the holder, except that a holder will be prohibited from converting shares of Series A Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of our common stock then issued and outstanding, which percentage may be increased or decreased by on sixty-five days’ notice from the holder of Series A Preferred Stock to us. Liquidation Preference In the event of our liquidation, dissolution or winding up, holders of Series A Preferred Stock will receive a payment equal to $.001 per share of Series A Preferred Stock before any proceeds are distributed to the holders of our common stock and in parity with our Series B Preferred Stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock, holders of Series A Preferred Stock (and holders of the Series B Preferred Stock) will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions. Voting Rights Shares of Series A Preferred Stock generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series A Preferred Stock will be required to amend the terms of the Series A Preferred Stock or the certificate of designation for the Series A Preferred Stock. Dividends Holders of Series A Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock. Redemption We are not obligated to redeem or repurchase any shares of Series A Preferred Stock. Shares of Series A Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

ACTIVE/102457217.2 Listing There is no established public trading market for the Series A Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock on any national securities exchange or trading system. Fundamental Transactions If, at any time that shares of Series A Preferred Stock are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Series A Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of one share of common stock. Series B Preferred Stock Our board of directors has designated 5,000 of the 5,000,000 authorized shares of preferred stock as our Series B Preferred Stock. Rank The Series B preferred stock rank: • par with our outstanding Series A Preferred Stock; • senior to our common stock; • senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series B Preferred Stock; • on parity with any class or securities of our capital stock hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock; and • junior to any class or series of capital stock hereafter created specifically ranking by its terms senior the Series B Preferred Stock, in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily. Conversion Each share of Series B Preferred Stock is convertible, from time to time at the option of the holder thereof, into a number of shares of our common stock determined by dividing $10,000 by a conversion price of $1.80 per share (subject to certain adjustments for stock splits and stock dividends), except that a holder will be prohibited from converting shares of Series B Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of common stock then issued and outstanding, which percentage may be increased or decreased on sixty-one (61) days’ notice from the holder of Series B Preferred Stock to the Company. Pursuant to written notice, we may also cause each holder of Series B Preferred Stock to convert all or part of such holder’s Series B Preferred Stock into common stock, except that a holder will not be forced to convert shares of Series B Preferred Stock into shares of common stock if, as a result of such conversion, such holder would beneficially own more than 9% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the issuance of shares of common stock, pursuant to such written notice. We shall not deliver a forced conversion notice to holders of Series B Preferred Stock more than one time in a ninety (90) day period.

ACTIVE/102457217.2 Liquidation Preference In the event of our liquidation, dissolution or winding up, holders of Series B Preferred Stock will receive a payment equal to $0.001 per share of Series B Preferred Stock before any proceeds are distributed to the holders of our common stock and in parity with our outstanding Series A Preferred Stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (and the holders of the Series A Preferred Stock), holders of Series B Preferred Stock (and the holders of the Series A Preferred Stock) will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions. Voting Rights Shares of Series A Preferred Stock generally have no voting rights, except as required by law and except that the consent of holders of 80% of the outstanding Series B Preferred Stock will be required to amend the terms of the Series B Preferred Stock or the certificate of designation for the Series B Preferred Stock, to authorize any class of securities that is senior to the Series B Preferred Stock with respect to distribution of assets upon liquidation, the payment of dividends or rights of redemption. Dividends Holders of Series A Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock. Redemption We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions. Listing There is no established public trading market for the Series B Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock on any national securities exchange or trading system. Fundamental Transactions If, at any time that shares of Series B Preferred Stock are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Series A Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of one share of common stock. Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws Our Certificate of Incorporation and our Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

ACTIVE/102457217.2 Board Composition and Filling Vacancies. Until the election of directors at the annual meeting scheduled to be held in 2020, our Certificate of Incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Starting with the annual meeting held in 2018, directors elected by stockholders will be elected to one-year terms. Beginning at the 2020 annual meeting of our stockholders, the board of directors will be completely declassified and all directors will be subject to annual election for one-year terms. Until the election of directors at the annual meeting scheduled to be held in 2021, our Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two- thirds of the shares of the capital stock then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum or by a sole remaining director. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors. Meetings of Stockholders. Our Bylaws provide that a special meeting of stockholders may be called exclusively by: (i) the Chairman of the Board of Directors or the Chief Executive Officer, President or other executive officer of the Company, (ii) an action of the Board of Directors or (iii) request in writing of the stockholders of record owning not less than sixty- six and two-thirds percent (66 2/3%) of the entire capital stock of the Company issued and outstanding and entitled to vote. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting. Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. Amendment to Certificate of Incorporation and Bylaws. Any amendment of our Certificate of Incorporation must first be approved by a majority of our board of directors, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares entitled to vote on the amendment. Undesignated Preferred Stock Our Certificate of Incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings

ACTIVE/102457217.2 and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us. Section 203 of the Delaware General Corporation Law We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: • before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; • upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or • at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines a business combination to include: • any merger or consolidation involving the corporation and the interested stockholder; • any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; • subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; • subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and • the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person